Exhibit 99.1

NEWS RELEASE — For Immediate Release

Visteon Receives Amendment From Lenders

Deadline For Delivery of Financial Statements Extended

VAN BUREN TOWNSHIP, Mich., May 20, 2005 — Visteon Corporation (NYSE: VC) has reached agreement with a syndicate of lenders to amend certain terms of its $1.6 billion credit facilities.

These credit facilities consist of a 364-day revolving credit facility in the amount of $565 million that expires on June 17, 2005; a
5-year revolving credit facility in the amount of $775 million; and a 5-year term loan in the amount of $250 million. Both 5-year facilities expire in June 2007. Under the amendment, the syndicate of lenders agreed to extend the deadline for the company to deliver its first quarter 2005 financial statements from June 9, 2005 until July 29, 2005. Under the amendments, the syndicate of lenders agreed to change certain terms under the definition of “Pricing Grid.” All other terms and conditions remained unchanged.

Visteon Corporation is a leading full-service supplier that delivers consumer-driven technology solutions to automotive manufacturers worldwide and through multiple channels within the global automotive aftermarket. Visteon has about
70,000 employees and a global delivery system of more than 200 technical, manufacturing, sales and service facilities located in 24 countries.

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Visteon news releases, photographs and product specification details are available at www.visteon.com

Contact(s):
Media Inquiries	Investor Inquiries
Name: Kimberly Welch	Name: Derek Fiebig	Visteon Corporation
Phone: 734-710-5593	Phone: 734-710-5800	One Village Center Drive
E-mail: kwelch5@visteon.com	E-mail: dfiebig@visteon.com	Van Buren Twp., Mich., 48111